CONSULTING AGREEMENT

This Consulting Agreement (the "Consulting Agreement") made as of April 1, 2017 by and between Romuald Stone, 2915 Arthur Street Hollywood, Florida 33020, ("Consultant") and WRAPmail Inc 960 S. Broadway, Hicksville, NY, 11801 (the "Company").

WITNESSETH

WHEREAS, the Company requires and will continue to require consulting services relating to management, strategic planning and for technology needed to run the company's Bullseye platform and websites as well as Consulting the company in technology aspects in the future in connection with its business; and

WHEREAS, Consultant can provide the Company with strategic planning for technology consulting services and is desirous of performing such services for the Company; and

WHEREAS, the Company wishes to induce Consultant to provide these consulting services to the Company,

NOW, THEREFORE, in consideration of the mutual covenants hereinafter stated, it is agreed as follows:

1. APPOINTMENT.

The Company hereby engages Consultant and Consultant agrees to render services to the Company as a consultant upon the terms and conditions hereinafter set forth.

2. TERM.

The term of this Consulting Agreement began as of the date of this Agreement, and shall terminate on April 1, 2018, unless earlier terminated in accordance with paragraph 7 herein or extended as agreed to between the parties.

3. SERVICES.

During the term of this Agreement, Consultant shall provide advice to, undertake for and consult with the Company concerning management, technology, consulting, strategic planning, corporate organization and structure, financial matters in connection with the operation of the businesses of the Company, expansion of services, acquisitions and business opportunities, and shall review and advise the Company regarding its overall progress, needs and condition. Consultant agrees to provide on a timely basis the following enumerated services plus any additional services contemplated thereby:

 (a) The participation of short-range and long-term strategic planning to fully develop and enhance the Company's assets, resources, products and services;

 (b) Advise the Company relative to the recruitment and employment of key executives consistent with the expansion of operations of the Company;

(c) Providing emergency on-call availability to assist, investigate and help with resolution of any disruption of services.

4. DUTIES OF THE COMPANY. The Company shall provide Consultant, on a regular and timely basis, with all approved data and information about it, its subsidiaries, its management, its technology and services and its operations as shall be reasonably requested by Consultant, and shall advise Consultant of any facts which would affect the accuracy of any data and information previously supplied pursuant to this paragraph.

5. COMPENSATION.

The Company shall pay a fee of $1,000.00, Monthly as long as the company has collected payments from existing clients that associated with the technology of bullseye.  If Monthly payment by The Company is missed, it shall accumulate and be paid the following month so as long as Company has the financial means to do so.  Consultant in providing the foregoing services shall be reimbursed for any pre-approved out-of pocket costs, including, without limitation, travel, lodging, telephone, postage and Federal Express charges.

6. REPRESENTATION AND INDEMNIFICATION.

The Company shall be deemed to have been made a continuing representation of the accuracy of any and all facts, material information and data which it supplies to Consultant and acknowledges its awareness that Consultant will rely on such continuing representation in disseminating such information and otherwise performing its advisory functions. Consultant in the absence of notice in writing from the Company will rely on the continuing accuracy of material, information and data supplied by the Company. Consultant represents that he has knowledge of and is experienced in providing the aforementioned services.

7. MISCELLANEOUS.

Termination: This Agreement may be terminated by either Party upon written notice to the other Party for any reason which shall be effective five (5) business days from the date of such notice or the failure to pay balance owed to Consultant exceeding 60 days.  This Agreement shall be terminated immediately upon written notice for material breach of this Agreement.

As used in this Agreement, the term with cause shall mean, the conviction of any crime involving dishonesty or resulting in imprisonment without the option of a fine, or the material non-observance, or the material breach by Consultant of any of the material provisions of this Agreement, or the neglect, failure or refusal of consultant to carry out the duties contracted by him after due notice to the consultant of such neglect, failure or refusal.

Modification: This Consulting Agreement sets forth the entire understanding of the Parties with respect to the subject matter hereof. This Consulting Agreement may be amended only in writing signed by both Parties.

Notices: Any notice required or permitted to be given hereunder shall be in writing and shall be mailed or otherwise delivered in person or by facsimile transmission at the address of such Party set forth above or to such other address or facsimile telephone number, as the Party shall have furnished in writing to the other Party.

Waiver: Any waiver by either Party of a breach of any provision of this Consulting Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Consulting Agreement. The failure of a Party to insist upon strict adherence to any term of this Consulting Agreement on one or more occasions will not be considered a waiver or deprive that Party of the right thereafter to insist upon adherence to that term of any other term of this Consulting Agreement.

Assignment: The Options under this Agreement are assignable at the discretion of the Consultant. Severability: If any provision of this Consulting Agreement is invalid, illegal, or unenforceable, the balance of this Consulting Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

Disagreements: Any dispute or other disagreement arising from or out of this Consulting Agreement shall be submitted to arbitration under the rules of the American Arbitration Association and the decision of the arbiter(s) shall be enforceable in any court having jurisdiction thereof. Arbitration shall occur only in New York, NY. The interpretation and the enforcement of this Agreement shall be governed by New York Law as applied to residents of the State of New York relating to contracts executed in and to be performed solely within the State of New York. In the event any dispute is arbitrated, the prevailing Party (as determined by the arbiter(s)) shall be entitled to recover that Party's reasonable attorney's fees incurred (as determined by the arbiter(s)).

IN WITNESS WHEREOF, this Consulting Agreement has been executed by the Parties as of the date first above written.

CONSULTANT

___________________

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WRAPmail Inc

Romuald Stone